Exhibit 99.1

NewsRelease	Apco Argentina
NASDAQ: APAGF

Date:	May 5, 2006

Contact:	Thomas Bueno (investor relations)	Julie Gentz (media relations)
Apco
	(918) 573-2164	(918) 573-3053
	tom.bueno@williams.com	julie.gentz@williams.com
Apco Argentina Reports First Quarter 2006 Results
     TULSA, Okla. — Apco Argentina Inc. (NASDAQ: APAGF) today reports net income for the three month period ended March 31, 2006 of $9.0 million, or $1.22 per share. This represents a 73 percent increase compared with net income of $5.2 million, or $.71 per share, for the comparable period in 2005. The $3.8 million increase in net income is due primarily to higher operating revenues and greater equity income from Argentine investments.
     Operating revenues improved by $4.1 million due to increased oil, gas and LPG volumes reflecting the company’s successful drilling program as well as higher sales prices for all three products. During the first quarter 2006, oil, gas and plant product prices averaged $42.47 per barrel, $1.22 per thousand cubic feet (“mcf”), and $392.72 per metric ton, respectively, compared with $34.40 per barrel, $.91 per mcf, and $346.09 per metric ton, respectively, for the comparable period in 2005.
     First quarter 2006 volumes, including both the company’s consolidated and equity interests, rose due to favorable results from development drilling in the Entre Lomas concession with an additional contribution made by reporting a full three months of volumes from the Tierra del Fuego concessions compared to one and a half months of volumes during the same quarter in 2005.
     Equity income from Argentine investments increased by $1.9 million, primarily the result of increased revenues of the company’s investee, Petrolera Entre Lomas, S.A. (“Petrolera”), that also resulted from favorable prices and volume variations.
     In addition, when compared with the same quarter 2005, Apco experienced increases in operating expense, provincial production taxes, selling and administrative expense, and exploration expense. Operating expense increased primarily due to proportionately consolidating expenses from the Tierra del Fuego concessions beginning in the first quarter 2006 without a comparable amount included in operating expense for 2005. The increase in provincial production taxes was directly associated with the previously described improvement in operating revenues. Selling and administrative expense was impacted by costs associated with increased home office overhead and employee related taxes in the company’s Argentine branch office and increased expense of marketing the company’s products.
     The company’s drilling program for 2006 is moving forward at a brisk pace. As of the date of this release, the company had participated in the drilling and completion of 12 wells in the Entre Lomas concession, all of which have been put into production, with four additional wells in different stages of drilling and completion at this time. In its Tierra del Fuego concessions, where the company and its partners commenced a drilling program in November 2005, nine wells, of a scheduled 16 well drilling program, have been drilled. To date, results of the program are encouraging. Of the nine wells drilled, six have tested gas and condensate volumes and are expected to be put into production in the future, two wells require additional investments before a result can be determined, and one well has been abandoned. Investments to increase capacity of production facilities have continued since the end of 2005 with the objective of entering into gas and condensate sales contracts by the third quarter of 2006.
About Apco (NASDAQ:APAGF)
     Apco is an oil and gas exploration company with interests in six oil and gas concessions and one exploration permit in Argentina. Its principal business is a 52.79 percent participation in a joint venture engaged in the exploration, production and development of oil and gas in the Entre Lomas concession located in the provinces of Rio Negro and Neuquén in southwest Argentina.
     Apco’s reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: our ability to extend the terms of the concessions in which we participate; the accuracy of estimated hydrocarbon reserves and seismic data; risks and costs associated with drilling, production, gathering, processing, and transporting activities; the costs of environmental liabilities and compliance with existing and future environmental regulations; our ability to obtain and successfully develop new reserves; our ability to contract for drilling rigs on reasonable terms; the competence and financial resources of the operators of concessions in which we participate; changes in, and volatility of, supply, demand, and prices for crude oil, natural gas, and other hydrocarbons; economic, market, currency, and political instability in Argentina, as well as measures taken by the government in response to such instability; strikes, work stoppages, and protests in Argentina; the cost and outcome of legal and administrative proceedings; changes in Argentine laws and regulations to which Apco is subject, including tax, environmental and employment laws and regulations; the effect of changes in accounting standards and policies; increases in asset retirement obligations greater than currently estimated; and weather and other natural phenomena. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Investors are urged to closely consider the disclosures and risk factors in our Forms 10-K and 10-Q, available from our offices or at www.sec.gov.
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Apco Argentina Inc.
Summary of Earnings
(In Thousands of Dollars Except Per Share Amounts)

Three months ended March 31,	2006	2005

Operating Revenue	13,020	8,881
Investment Income	5,625	3,482
Net income	8,976	5,229
Per share	1.22	0.71